Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Contact Information

Chris Stanfield

Echelon Corporation

(408) 938-5243

cstanfield@echelon.com

Echelon to Record Approximately $2 Million of

Additional Non-Cash Equity Compensation Expense

Due to Incorrect Software Setting

Company to Revise Previously Issued Financial Statements

SAN JOSE, CA – April 22nd, 2008 – During the preparation of its financial results for the quarter ended March 31, 2008, Echelon Corporation (NASDAQ: ELON) identified an error caused by a misapplication of the company’s widely-used equity compensation software that the company uses to manage and account for its equity compensation awards. Based on a preliminary calculation, Echelon believes that cumulative equity compensation expense during the years ended December 31, 2006 and 2007 was understated by approximately $2.0 million. Equity compensation is a non-cash expense and does not impact the company’s previously reported non-GAAP results from operations. The error was isolated to expense associated with performance share awards (sometimes referred to as restricted stock units) and did not affect expense for other forms of equity compensation awards issued by the company, namely stock options and stock settled stock appreciation rights.

While the grant date fair value of the performance share awards was determined correctly, the amount of expense associated with these awards that was recognized in 2006 and 2007 was not correct. The misapplication of the software caused the quarterly expense associated with performance share awards to be calculated using the straight-line, single-option approach rather than the accelerated, multiple-option method, which the company had elected to use for all of its equity compensation awards when it adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, in January 2006. Use of the straight-line, single option method resulted in lower reported equity compensation expense for these periods than otherwise would have been reported.

Echelon’s management and the Audit Committee of its Board of Directors have discussed this matter with KPMG LLP, the company’s independent registered public accounting firm. Based on these discussions, and upon the recommendation of management, Echelon’s Audit Committee has concluded that the company will need to restate its historical financial statements to record these additional non-cash charges for stock-based compensation expense. Accordingly, the company has filed a Form 8-K with the Securities and Exchange Commission stating that on April 18, 2008, the Audit Committee concluded that the financial statements and all earnings press releases and similar communications issued by Echelon relating to periods beginning on or after January 1, 2006 should no longer be relied upon, including the company’s financial statements for fiscal years 2006 and 2007 and the interim periods contained therein.

Echelon’s management and the Audit Committee have also concluded that the misapplication of the company’s equity compensation software was unintentional, and no misdeed or fraud was involved in any respect. The Audit Committee determined that the error was in no way caused by any backdating of or similar improper activity involving stock options granted by the company. While the incorrect method was used to calculate the periodic expense, the total value of compensation expense over the life of the performance shares was calculated correctly.

Echelon is committed to resolving this issue as expeditiously as possible and expects to file its Quarterly Report on Form 10-Q for the period ended March 31, 2008, as well as the required restated financial statements for the periods in question, on or before the Form 10-Q due date of May 12, 2008. More information, including Questions and Answers, can be obtained in the Company’s 8-K filing.

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About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is a pioneer and world leader in control networking — networks that connect machines and other electronic devices — for the purpose of sensing, monitoring and controlling the world around us. Echelon’s LONWORKS platform for control networking was released in 1990 and has become a worldwide standard in the building, industrial, transportation, and home automation markets. Launched in 2003, Echelon’s Networked Energy Services system is an open, extensible, advanced metering infrastructure that can bring benefits to every aspect of a utility’s operation, from metering and customer services to distribution operations and value-added business. In 2005 Echelon released the world’s first embedded control network infrastructure, the PyxosTM platform, extending the benefits of networking inside machines to the sensors and actuators that make them function.

Echelon is based in San Jose, California, with international offices in China, France, Germany, Italy, Hong Kong, Japan, Korea, The Netherlands, and the United Kingdom. Further information regarding Echelon can be found at http://www.echelon.com.

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Echelon, LONWORKS, Digital Home, and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries.

Risk Factors Regarding Forward Looking Statements

This press release may contain statements relating to future plans, events or performance, such as statements regarding the expected amount of the cumulative underreported equity compensation expense and the expected timing of filing Echelon’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, as well as its restated financial statements, by May 12, 2008. Such statements may involve risks and uncertainties, such as the risk that the amounts involved in underreported equity compensation expense restatement may change or that other adjustments to Echelon’s financial statements may be required; or the risk that Echelon is not able to file its Quarterly Report or restated financial statements by the expected date; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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